Exhibit 99.1

For Immediate Release

UQM Technologies Announces Closing of Merger with Danfoss

LONGMONT, COLORADO, July 31, 2019 — UQM Technologies, Inc. (NYSE American: UQM) (“UQM” or the “Company”), a developer of alternative energy technologies, today announced that the merger with a wholly owned subsidiary of Danfoss Power Solutions (US) Company (“Danfoss”), previously announced, has been completed.  Payments to shareholders — at $1.71 per share — will begin immediately, subject to normal brokerage processing requirements.

“The next chapter for UQM is about to begin, but we couldn’t have made it here without the steadfast, longstanding support of our customers, employees, and shareholders,” said Joseph Mitchell, UQM Technologies’ President and Chief Executive Officer. “We look forward to working with Danfoss to transform the electric vehicle market of tomorrow and play a pivotal role in improving the environment for decades to come.”

Kim Fausing, President and CEO of Danfoss, stated, “Prior to this agreement, we already had a very broad portfolio of solutions that play a vital role in combating climate change and air pollution. With this acquisition — our third in electrification — we have added a well-established North American presence which nicely complements our global footprint. We have solidified our leading position in the marine, off-highway, and on-highway markets, enabling us to stay a relevant technology partner and serve our customers wherever they are.”

“Danfoss EDITRON, the world’s most sophisticated electric drivetrain system, is in serial production and being used by customers across the globe in the marine, off-highway and on-highway sectors. With the acquisition of UQM, we increase our manufacturing capabilities, which will supplement and enhance Danfoss’ existing market-leading position in electrifying traditional heavy-duty industries and applications. I’m very happy to welcome the UQM team to Danfoss and to our business,” added Eric Alström, President, Danfoss Power Solutions.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is IATF 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Company Contacts:

Chris Witty

UQM Investor Relations

646-438-9385

cwitty@darrowir.com

or

David Rosenthal

UQM Technologies, Inc.

303-682-4900

investor@uqm.com

Source: UQM Technologies, Inc.